Exhibit 99.2

(Face of Security)

        THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE GOLDMAN SACHS GROUP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE &CO., HAS AN INTEREST HEREIN.

        THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, BY ACQUIRING AND HOLDING THIS SECURITY ON BEHALF OF ITSELF OR ANY OTHER PERSON, OR EXERCISING ANY RIGHTS RELATED THERETO ON BEHALF OF ITSELF OR ANY OTHER PERSON, TO REPRESENT THAT:

        (i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101 OR OTHERWISE OR A GOVERNMENTAL PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE; OR

        (ii)(A) SUCH PERSON HAS DETERMINED THAT THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE); (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED HERETO WILL RESULT IN A

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NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER THE GOLDMAN SACHS GROUP, INC. NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR ANY EXERCISE RELATED HERETO, OR AS A RESULT OF ANY EXERCISE BY THE GOLDMAN SACHS GROUP, INC. OR ANY OF ITS AFFILIATES OF ANY OF ITS RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY THE GOLDMAN SACHS GROUP, INC. OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

        BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

        “STANDARD & POOR’S®” AND “S&P®” ARE REGISTERED TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND “GSCI™” IS A TRADEMARK OF THE MCGRAW-HILL COMPANIES, INC. AND HAS BEEN LICENSED FOR USE BY GOLDMAN, SACHS & CO. THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION, WARRANTY OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THIS SECURITY.

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CUSIP No. 38144L852	Registered No. __

THE GOLDMAN SACHS GROUP, INC.

MEDIUM-TERM NOTES, SERIES B

Index-Linked Notes due 2037

(Linked to the S&P GSCI™ Enhanced Commodity Total
Return Strategy Index)

        The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $___________.

Principal Amount: on the Stated Maturity Date, the Company will pay the Holder an amount, if any, in cash equal to the greater of (i) zero and (ii) the result of (1) the product of the Face Amount then Outstanding times the Index Factor for the Determination Date minus (2) the Investor Fees for the Determination Date.

Index: the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, as published by Standard & Poor’s, a division of the McGraw-Hill Companies, or any Successor Index, in each case as it may be modified, replaced or adjusted from time to time, as provided on the face of this Security.

Option to Redeem: the Holder may elect to have the Company redeem the Securities in whole or in part, on any Redemption Date, for an amount in cash, if any, equal to the Redemption Value as provided on the face of this Security.

Calculation Agent: Goldman Sachs International

Defeasance: neither full defeasance nor covenant defeasance applies to this Security.

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OTHER TERMS:

        All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. References in this Security to numbered Sections are to numbered Sections on the face of this Security, unless the context requires otherwise. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

        “Authorized Denomination” means, with respect to this Security, any integral multiple of $50 but with a minimum Face Amount of not less than $50.

        “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

        “Closing Level of the Index” means the official closing level of the Index or any Successor Index published by the Index Sponsor at the regular weekday close of trading on the primary trading facilities for the Index Commodities.

        “Confirmation of Redemption” means a properly completed and signed confirmation substantially in the form attached as Annex B to the Company’s prospectus supplement no. 631 dated May 3, 2007, relating to this Security (or such other form as is acceptable to the Company).

        “Daily Investor Fees” means, on any given day, the amount in cash equal to the result of (i) the product of (1) 1.25% times (2) the Face Amount then Outstanding times (3) the Index Factor for such day (or, if such day is not a Trading Day, the Index Factor for the immediately preceding Trading Day) divided by (ii) 365.

        “Default Amount” means, on any day, an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the principal of and any interest on this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security as of that day and as if no default or acceleration

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had occurred (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and must notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

        The “Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Determination Date, then the Default Amount will equal the Principal Amount.

        “Determination Date” means May 5, 2037; provided, however, that if, such day is not a Trading Day or a Market Disruption Event has occurred or is continuing on such day, the Determination Date will be the next succeeding Trading Day on which a Market Disruption Event does not occur and is not continuing; provided, further, that in no event will the

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Determination Date be later than May 8, 2037 or, if May 8, 2037 is not a Business Day, later than the first Business Day after May 8, 2037.

        “Final Index Level” means the Closing Level of the Index on the Determination Date, as calculated and published by the Index Sponsor, subject to adjustment as provided on the face of this Security.

        “Final Valuation Date” means April 30, 2037.

        “Index Commodities” means, at any time, the commodity futures contracts that comprise the Index as then in effect, after giving effect to any additions, deletions or substitutions.

        “Index Factor” means, on any given day, the quotient of the Closing Level of the Index on such day divided by the Initial Index Level.

        “Index Sponsor” means, at any time, the entity, including any successor sponsor, that determines and publishes the Index as then in effect.

        “Initial Index Level” means 693.3813.

        “Investor Fees” means, on any given day, the sum of the Daily Investor Fees, calculated daily from and excluding the Trade Date to and including such day.

        “Market Disruption Event” means, with respect to the Index, (i) a suspension, absence or material limitation of trading in Index Stocks constituting 20% or more, by weight, of the Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of trading in such market, (ii) a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to Index Stocks constituting 20% or more, by weight, of the Index, if available, in the respective primary markets for such contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of trading in such market or (iii) Index Stocks constituting 20% or more, by weight, of the Index, or option or futures contracts relating to the Index or to Index Stocks constituting 20% or more, by weight, of the Index, if available, do not trade on what were the primary markets for those Index Stocks or contracts, in each case (i), (ii) and (iii) as determined by the Calculation Agent; provided, however, that no such event described in clause (i), (ii) or (iii) will be a Market

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Disruption Event unless the Calculation Agent also determines that such event could materially interfere with the ability of the Company or any of its Affiliates or a similarly situated Person to unwind all or a material portion of any hedge that could be effected with respect to this Security. For purposes of determining whether a Market Disruption Event has occurred, (a) a limitation on the hours or numbers of days of trading in the relevant market will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of such market, (b) a decision to permanently discontinue trading in the relevant option or futures contracts will not constitute a Market Disruption Event, (c) a suspension or limitation of trading in an Index Stock or in option or futures contracts relating to the Index or an Index Stock, if available, in the primary market for such stock or such contracts, by reason of (1) a price change exceeding limits set by such market, (2) an imbalance of orders relating to such stock or such contracts or (3) a disparity in bid and ask quotes relating to such stock or such contracts, will, in each case (1), (2) and (3), constitute a suspension or material limitation of trading in such stock or such contracts relating to the Index or an Index Stock, and (d) an “absence of trading” in the primary market on which an Index Stock is traded, or on which option or futures contracts related to the Index or to an Index Stock are traded, will not include any time when such market is itself closed for trading under ordinary circumstances.

        “Notice of Redemption” means a properly completed notice substantially in the form attached as Annex A to the Company’s prospectus supplement no.631 dated May 3, 2007, relating to this Security (or such other form as is acceptable to the Company). Once given, a Notice of Redemption may not be revoked.

        “Original Issue Date” means May 8, 2007.

        “Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated A-1 or higher by Standard & Poor’s Ratings Group (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

        “Redemption Date” means, with respect to any redemption of this Security pursuant to Section 3, for any

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given Valuation Date other than the Final Valuation Date, the third Business Day following such Valuation Date.

        “Redemption Requirements” mean, with respect to any redemption of this Security pursuant to Section 3, all the following requirements that apply to such redemption:

        (i) The Company must receive a Notice of Redemption by no later than 11:00 a.m. New York City time on the Business Day prior to the applicable Valuation Date. Delivery must be made by email. If the Company receives your notice by 11:00 a.m. New York City time, the Company shall respond by sending a form of Confirmation of Redemption by facsimile.

        (ii) The Company must receive a Confirmation of Redemption by 4:00 p.m. New York City time on the Business Day prior to the applicable Valuation Date.

        (iii) The Holder must instruct its DTC custodian to book a delivery vs. payment trade with respect to its Securities on the applicable Valuation Date at a price equal to the applicable Redemption Value, facing Goldman, Sachs & Co. DTC 0005;

        (iv) The Holder must cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Redemption Date; and

        (v) the Holder must have designated at least 50,000 Securities for redemption.

        “Redemption Value” means, with respect to any redemption of the Securities pursuant to Section 3, on any given Valuation Date, an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the Face Amount of the Securities being redeemed times the Index Factor for such Valuation Date minus (2) the Investor Fees for such Valuation Date.

        “Stated Maturity Date” means May 8, 2037 or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that if the Determination Date does not fall on May 5, 2037, the Stated Maturity Date will be postponed by the same number of Business Day(s) from and excluding May 5, 2037 to and including the Determination Date, subject to a maximum of four Business Days.

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        “Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 4.

        “Trade Date” means May 3, 2007.

        “Trading Day” means a day on which (1) the Index Sponsor is open for business and the Index is calculated and published by the Index Sponsor, (2) the Calculation Agent in New York is open for business, (3) Goldman, Sachs & Co. is open for business in New York and (4) the respective principal trading facilities on which the Index Commodities are traded are open for trading.

        “Valuation Date” means, with respect to any redemption of this Security pursuant to Section 3, each Thursday that falls within the period from and excluding the Original Issue Date to and including the Final Valuation Date, subject to postponement as provided on the face of this Security.

        “Valuation Index Level” means, with respect to any redemption of this Security pursuant to Section 3, on any given Valuation Date, the Closing Level of the Index on such Valuation Date, as calculated and published by the Index Sponsor, subject to adjustment as provided on the face of this Security.

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1.	Promise to Pay Principal

        The Goldman Sachs Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, as principal, the Principal Amount on the Stated Maturity Date, subject to the other provisions of this Security. The Company also promises to pay interest (to the extent that the payment of such interest shall be legally enforceable) on any overdue principal, at the effective Federal Funds rate, from the date such principal is due until it is paid or made available for payment, and any such interest shall be payable to the Holder on demand. Notwithstanding any other provision of this Security or the Indenture, this Security shall not bear interest, except as provided in the prior sentence.

2.	Principal Amount

        The principal of this Security that becomes due and payable on the Stated Maturity Date for Securities that have not been redeemed shall be the Principal Amount. If the Holder has exercised the Option to Redeem, the principal of this Security that becomes payable on the applicable Redemption Date for the Securities properly designated for redemption shall be the amount in cash the Company is obligated to pay pursuant to Section 3 of this Security, as applicable. The principal of this Security that becomes due and payable upon acceleration of the Maturity hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the cash that the Company is obligated to pay as set forth above in this Section 2 has been paid as provided herein (or such amount has been made available for payment), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment of the principal of this Security on any day shall be deemed to mean the payment of the cash that the Company is obligated to pay as principal on such day as provided above in this Section 2. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security on any day will be deemed to equal the Face Amount then Outstanding. The Securities represented by this Security shall cease to be

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Outstanding as provided in the definition of such term in the Indenture or when the principal of such Securities shall be deemed to have been paid in full as provided above and any interest payable on such Security have been paid (or, in the case of any such interest, when such interest has been made available for payment).

3.	Holder’s Option to Redeem

        The Holder may elect to redeem the Face Amount then Outstanding, in whole or in part, for an amount in cash, if any, payable on the applicable Redemption Date and equal to the Redemption Value for the applicable Valuation Date; provided that no election to redeem this Security pursuant to this Section 3 shall be effective unless the Redemption Requirements are satisfied with respect to such redemption. The Company shall make (or cause its agent to make) the payment due in any such redemption on the Redemption Date and in the manner provided in Section 6 below. If the Company does not receive a Notice of Redemption by 11:00 a.m., or a Confirmation of Redemption by 4:00 p.m., on the Business Day prior to the applicable Valuation Date, the Notice of Redemption will not be effective and the Security will not be redeemed on the applicable Redemption Date. The right of the Holder to redeem this Security pursuant to this Section 3 is herein called the “Option to Redeem”.

4.	Discontinuance or Modification of the Index

        If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other Person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the amount payable on the Stated Maturity Date or the Redemption Date, as the case may be, by reference to the Successor Index.

        If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, or that the level of the Index is not available on the Determination Date or the applicable Valuation Date, as the case may be (after postponement to the Specified Last Date) because of a Market Disruption Event or for any other reason, the Calculation Agent will determine the Final Index Level and the amount payable on the Stated Maturity Date or the Valuation Index Level and the amount payable on the Redemption Date, as the case may be, by a

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computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

        If the Calculation Agent determines that the Index, the stocks comprising the Index or the method of calculating the Index is changed at any time in any respect — including any split or reverse-split of the Index and any addition, deletion or substitution and any reweighting or rebalancing of Index Stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Stocks or their issuers or is due to any other reason — then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Final Index Level used to determine the amount payable on the Stated Maturity Date, or the Valuation Index level used to determine the amount payable on the Redemption Date, as the case may be, is equitable.

        All determinations and adjustments to be made by the Index Sponsor or the Calculation Agent with respect to the Index may be made by the Index Sponsor or the Calculation Agent, as the case may be, in its sole discretion.

5.	Role of Calculation Agent

        The Calculation Agent will be solely responsible for all determinations and calculations regarding the Index; whether a Market Disruption Event has occurred or is continuing and whether, and if so the days to which the Determination Date and the Stated Maturity Date are to be postponed; Business Days; Trading Days; the Index Factor; the Final Index Level; the applicable Valuation Level for a Valuation Date; the Investor Fees; the Redemption Value; the Default Amount; the amount of cash, if any, payable in exchange for this Security on the Stated Maturity Date or the applicable Redemption Date; and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error all determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

        The Company shall take such action as shall be necessary to ensure that there is at all relevant times a

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financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain closing levels or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are such agent, Affiliates of such agent or Affiliates of the Company.

6.	Payment

        Payment of the amount payable on this Security will be made in cash in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of cash on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Determination Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York; provided, however, that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register; and provided, further, that payment at Maturity shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture. The Holder of this Security shall not be entitled under the terms of this Security to receive, in payment hereof, any property other than cash.

7.	Holidays

        Notwithstanding any provision of this Security or of the Indenture, if any payment of principal or interest would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such payment may be made (or such principal or interest may be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the Specified Day. The provisions of this Section 7 shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

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8.	Reverse of this Security

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9.	Certificate of Authentication

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10.	Tax Characterization

        By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of an administrative determination or judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as a forward contract to purchase the index at the Stated Maturity Date, for which payment was made on the date hereof.

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        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: _____________, 20__

THE GOLDMAN SACHS GROUP, INC.

By:	______________________________ Name: Title:

Dated: _____________, 20__

        This is one of the Securities of the series designated herein and referred to in the Indenture.

THE BANK OF NEW YORK, as Trustee

By:	______________________________ Authorized Signatory

(Reverse of Security)
Reverse

        This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of May 19, 1999 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

        This Security is one of the series designated on the face hereof as the Medium-Term Notes, Series B, limited to an aggregate initial offering price as shall be determined from time to time pursuant to the Eighth Determination of an Authorized Person of the Company, dated December 5, 2006 (or the equivalent thereof in any other currency or currencies or currency units). References herein to “this series” mean the series designated on the face hereof as the Medium-Term Notes, Series B.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding

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of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

        If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and, with respect to this Security, on the face hereof.

        As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

        No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Security as herein provided.

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        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of Authorized Denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

        This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in Authorized Denominations. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.